Exhibit 99(p)(2)
Ohio National Investments, Inc.
Code of Ethics
Revised January 6, 2009
1.	Statement of Ethical Principles

Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 of the Investment Adviser Act of 1940 make it unlawful for certain persons, including any employee, officer or director any investment adviser and any principal underwriter, in connection with the purchase or sale by such person of a security held or to be acquired by a Fund or account:
(a)	To employ any device, scheme or artifice to defraud;

(b)	To make any untrue statement of material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances in which they are made, not misleading;

(c)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

(d)	To engage in any manipulative practice.
The Rules also require that investment advisers adopt a written Code of Ethics containing provisions that set forth standards of conduct reasonably necessary to prevent certain persons from engaging in acts in violation of the Rules.
However, beyond the Rules themselves, this Code of Ethics sets forth a standard of conduct and professionalism that applies to all persons designated by the Rules and Supervised Persons and Access Persons of Ohio National Investments, Inc. (“ONII”). This Code of Ethics is designed to protect the Adviser’s clients (the Funds) by establishing minimum standards of ethical conduct, deterring unethical conduct, and protecting against violations of the Federal securities laws. Each Supervised Person and Access Person must comply with this Code at all times and must furthermore uphold a standard of ethical conduct at all times. All Access Persons are also responsible for insuring that all other family members do not violate provisions of this Code that are applicable to Access Persons.
It is the Adviser’s policy that all business must be conducted in accordance with the highest moral and ethical standard. In all cases, the Adviser and its employees act in a fiduciary capacity for the benefit of the Adviser’s clients. The Adviser’s reputation for honest and ethical conduct is an important asset. Any unethical conduct by the Adviser or its employees can severely damage the public’s faith in the Adviser and cause harm to the Adviser’s clients.

This Code sets forth the moral, fiduciary, legal and ethical standards and requirements that must be satisfied in order to comply with the Code. The Code also establishes procedures that must be followed to insure compliance with the Code. You are encouraged to contact the Chief Compliance Officer (“CCO”) to discuss any questions or issues related to this Code or to otherwise discuss the ethical standards expected of Supervised Person and Access Persons.
2.	Policy Statement On Insider Trading
ONII forbids any officer or employee from trading, either personally or on behalf of others, including accounts managed by ONII, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” ONII’s policy applies to every officer and employee and extends to activities within and outside their duties at ONII. Any questions regarding ONII’s policy and procedures should be referred to the Chief Compliance Officer.
The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.
While the law concerning insider trading is not static, it is generally understood that the law prohibits:
a.	trading by an insider, while in possession of material nonpublic information, or

b.	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

c.	communicating material nonpublic information to others.
The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, ONII may become a temporary insider of a company it advises or for which it performs other services. For that to occur the company must expect ONII to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before ONII will be considered an insider.
Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:
i.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?
If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.
i.	Report the matter immediately to the Compliance Officer.

ii.	Do not purchase or sell the securities on behalf of yourself or others.

iii.	Do not communicate the information inside or outside ONII, other than to the Compliance Officer.

iv.	After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.
Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within ONII, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.
The role of the Compliance Officer is critical to the implementation and maintenance of ONII’s policy and procedures against insider trading. ONII’s Supervisory Procedures can be divided into two classifications — prevention of insider trading and detection of insider trading.
To prevent insider trading, ONII will:
i.	provide, on a regular basis, an educational program to familiarize officers and employees with ONII’s policy and procedures, and

ii.	when it has been determined that an officer or employee of ONII has material nonpublic information,
1.	implement measures to prevent dissemination of such information, and

2.	if necessary, restrict officers and employees from trading the securities.
To detect insider trading, the Compliance Officer, or his designee, will:

i.	review the trading activity reports filed by each officer and employee, and

ii.	review the trading activity of accounts managed by ONII.
3.	Definitions
a.	“Access Person” means any director, officer or Advisory Person of the Adviser.

b.	The “Adviser” means Ohio National Investments, Inc.

c.	“Advisory Person” means:
i.	any employee of the Adviser, Ohio National, a Fund or any other company in a control relationship to the Adviser, who, in connection with his or her regular duties, makes, participates in, obtains or has access to information regarding the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

ii.	any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security; and

iii.	any natural person who has access to nonpublic information regarding an affiliated mutual fund’s holdings is also an Advisory Person for purposes of this Code.
d.	“Being considered,” with respect to the purchase or sale of a security, means:
i.	that a recommendation or order to purchase or sell such security has been made and communicated by a Fund’s portfolio manager or another Advisory Person; or

ii.	with respect to a person who makes such recommendations, that such person is seriously considering making such a recommendation.
e.	“Beneficial ownership” shall be interpreted in the same manner as in determining if a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. Generally speaking, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security, is a “beneficial owner” of the security. For example, a person is normally regarded as the beneficial owner of securities held by members of his or her immediate family sharing the same household.

f.	“Chief Compliance Officer” shall be the person or persons designated as the Chief Compliance Officer of the Adviser or such other person designated by the Chief Compliance Officer to fulfill the obligations imposed by Rule 204A-1 of the Investment Adviser Act of 1940 (as amended).

g.	“Control” has the same meaning as set forth in Section 2(a)(9) of the Investment Company Act of 1940.

h.	“Fund” means any open-end investment company having an investment advisory agreement with the Adviser.

i.	“Ohio National” means The Ohio National Life Insurance Company, its affiliates and subsidiaries.

j.	“Outside Director” means a director of a Fund who is not an “interested person” of that Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

k.	“Purchase or sale” includes the writing of an option to purchase or sell a security.

l.	“Security” has the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include securities issued by the government of the United States, bankers’ acceptances, bank certificates of deposit or commercial paper.

m.	“Supervised Persons”, which may include a subset of individuals known as “Access Persons”, means persons who are:
i.	directors, officers and partners of the Adviser;

ii.	employees of the Adviser; and

iii.	any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.
4.	Prohibited Transactions
a.	No Advisory Person shall disclose any nonpublic information about the Adviser’s securities recommendations, the Fund’s holdings, or any proposed securities transactions to any person unless the person receiving the information, based on his or her position with the Adviser or Fund, has a need to know the information to perform his or her duties.

b.	No Access Person shall accept, from any person or entity that does business with a Fund or with the Adviser, any gift of securities of any value or any gift of any other things, from all such persons or entities during a calendar year, having an aggregate value in excess of $250. For purposes of this prohibition, business-oriented meals paid for by such a person or entity shall not be considered to be “gifts.”

c.	No Advisory Person shall serve on the board of directors of any publicly traded corporation other than a Fund and its affiliates unless such service has been specifically agreed to and approved by the Adviser’s board of directors.

d.	Except as provided in Section 5, no Access Person shall purchase or sell, directly or indirectly, any security in which he or she has or acquires any direct or indirect beneficial ownership, and which to his or her actual knowledge at the time of such purchase or sale:
i.	is being considered for purchase or sale by a Fund;

ii.	is being purchased or sold by a Fund within 7 days before or after the Access Person’s transaction;

iii.	is a derivative instrument or other security related to, but not necessarily the same as, a security held by or being considered for purchase by a Fund;

iv.	will result in trading profits from securities held by the Access Person for fewer than 61 days; or
e.	No Access Person shall purchase or sell a private placement or initial public offering (“IPO”) for the account of any person or entity other than the Fund or its corporate affiliates without first having received approval from the Chief Compliance Officer.

f.	In the absence of the Chief Compliance Officer, or in the case of a transaction by the Chief Compliance Officer, the written approval shall be given by any one of the following, provided that the approval may not be given by the Access Person seeking pre-clearance nor by anyone reporting to him or her: the Adviser’s President, Vice President, Treasurer or Secretary.
5.	Exempted Transactions
a.	The prohibitions of Section 4 shall not apply to the following except for 4.e.:
i.	Purchases or sales in any account over which the Access Person has no direct or indirect influence or control.

ii.	Purchases or sales of securities which are not eligible for purchase or sale by a Fund.

iii.	Purchases or sales which are non-volitional on the part of either the Access Person or a Fund.

iv.	Purchases or redemptions of unaffiliated open-end mutual fund shares or variable contracts.

v.	Purchases which are part of an automatic dividend reinvestment plan.

vi.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

vii.	Purchases or sales of a security if the transactions of both the Access Person and all Funds are so small, in relation to the daily volume traded in such security, as to have a de minimis effect upon the market price of such security and if both the Funds and the Access Person, as a result, beneficially owns or controls a de minimis amount of the class of security.

viii.	Purchases or sales which receive the prior approval of a Fund’s board of directors because:
1.	their potential harm to that Fund is remote because they would be very unlikely to affect a highly institutional market, and

2.	they clearly are not related economically to the securities to be purchased, sold or held by the Fund.
ix.	Gifts of securities having a market value, on the day of transfer, of less than $3,000 (provided that such gift is not from a person or entity that does business with a Fund or with the Adviser unless the Chief Compliance Officer approves such higher amounts).
6.	Reporting
a.	Every Access Person shall report to the Chief Compliance Officer, or his or her designee, the information described in Section 6.(e) with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect ownership in the Security. An Access Person shall not be required to make a report with respect to the following Securities:
i.	Transactions and holdings in direct obligations if the U.S. Government;

ii.	Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments;

iii.	Shares of money market funds;

iv.	Transactions and holdings in shares of other types of mutual funds, unless the Adviser acts as the investment adviser or principal underwriter of the Fund, and

v.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.
b.	Every Access Person shall report the information described in Section 6.(e) with respect to transfers, surrenders or redemptions (other than by means of annuity payments or other insurance benefits) of interests in subaccounts investing in the Fund or any other investment company affiliated with the Fund or the Adviser. Scheduled transfers pursuant to a dollar cost averaging or automatic portfolio rebalancing program need not be reported. Access Persons need not report periodic purchase payments such as payroll deductions for pension and retirement accounts held at Ohio National. However, changes to future allocations and non-scheduled transfers of such accounts must be reported.

c.	Information reported by an Access Person pursuant to Rules 17j-1 under the Investment Company Act of 1940, and information reported pursuant to the Code of Ethics of the Fund, shall satisfy the reporting requirements of the Access Person to the extent the same information is required to be reported under this Code of Ethics.

d.	Every report shall be made to the Chief Compliance Officer not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected.

e.	Each report shall contain the following information:
i.	The date of the transaction (trade date, not settlement date);

ii.	The name (including class or issue) of the securities;

iii.	The principal amount of each security involved;

iv.	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

v.	The price at which the transaction was effected; and

vi.	The name of the broker, dealer or bank through which the transaction was effected.
f.	Any such report may also contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

g.	Every Access Person shall, within 10 days after becoming an Access Person, submit to the Chief Compliance Officer a list of all securities owned by the Access Person as of a date no more than 45 days prior to the date the person became an Access Person. The list should include:
1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date that the report is submitted by the Access Person.

h.	Every Access Person shall, on or before the thirtieth day of January each year, submit to the Chief Compliance Officer a list of all securities owned by the Access Person as of the December 31 preceding, together with a certification that he or she has read and understands this Code of Ethics, and that he or she has, to the best of his or her knowledge and belief, complied with the requirements of this Code of Ethics. The certifications shall be retained by the Chief Compliance Officer.

i.	Every Access Person shall direct his or her securities broker to supply the Chief Compliance Officer a duplicate copy of the confirmation of each personal securities transaction and copies of periodic statements from all personal securities accounts controlled by the Access Person. However, such duplicate copies shall not be required on the following:
i.	Unaffiliated Investment Company Securities, or

ii.	Securities obtained through an automatic dividend reinvestment plan.
j.	The Chief Compliance Officer, or his designee, shall have the responsibility of maintaining and reviewing the reports required under this Code of Ethics and making the same available to the Securities and Exchange Commission upon request. All reports submitted by the CCO or his designee shall be independently reviewed by another member of the Compliance staff or an appropriate member of senior management.
7.	Reporting Violations
a.	All Access Personnel are required to immediately report any violations of the Code of Ethics to the Chief Compliance officer. Such reporting can be done anonymously, although sufficient information should be provided to allow subsequent inquiry by the Chief Compliance Officer. Such anonymous reports shall be kept confidential. The Chief Compliance Officer shall have the authority to determine the length of time such reports shall be maintained.

b.	Retaliation by any Access Person against another Access Person for reporting of violations of the Code of Ethics shall be deemed an additional violation unto itself, subject to the sanctions detailed in Section 8, below.
8.	Sanctions
a.	Upon discovering a violation of this Code of Ethics, the Adviser’s Chief Compliance Officer may impose such sanctions as deemed appropriate. Such sanctions could include:
i.	a letter of warning or censure;

ii.	suspension or termination of the relationship of the violator with the Adviser; or

iii.	in the case of trading profits from any securities held for fewer than 61 days, disgorgement of such profits to the Adviser.
b.	All violations of this Code of Ethics and any sanctions imposed hereunder shall be reported to senior management of the Adviser and the Board of Directors of the Fund with respect to whose securities the violation occurred. Any such violations and sanctions shall be reported no later than as of the time of the next regular meeting of that Fund’s Board of Directors following disposition of the case.
ONIICODE.1-06-09